Exhibit (b)(1)

EXECUTION VERSION

364-DAY DELAYED DRAW TERM LOAN CREDIT AGREEMENT

dated as of

April 1, 2026

among

MERCK & CO., INC.,

as Borrower,

The LENDERS Party Hereto

and

CITIBANK, N.A.,

as Administrative Agent

CITIBANK, N.A.,

BANK OF AMERICA, N.A.,

JPMORGAN CHASE BANK, N.A.

and

GOLDMAN SACHS BANK USA

Joint Lead Arrangers and Joint Bookrunners

i

ii

SCHEDULES:

Schedule 2.01 – Commitments

EXHIBITS:

Exhibit A – Form of Assignment and Assumption

Exhibit B – Form of Borrowing Request

Exhibit C – Form of Interest Election Request

Exhibit D – Form of Section 2.16(e) Certificate

iii

364-DAY DELAYED DRAW TERM LOAN CREDIT AGREEMENT dated as of April 1, 2026 (this “Agreement”) among MERCK & CO., INC., a New Jersey corporation (the “Borrower”), the LENDERS party hereto, and CITIBANK, N.A., as Administrative Agent.

W I T N E S S E T H :

WHEREAS, the Borrower has requested that the Lenders make available, for the purposes specified in this Agreement, a 364-day delayed draw term loan facility; and

WHEREAS, the Lenders are willing to make available to the Borrower such facility upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to the Daily Simple SOFR; provided that if the Adjusted Daily Simple SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to the Term SOFR Rate for such Interest Period; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means Citibank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with, such Person. In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower or any of its Subsidiaries.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. (Chicago time) on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.13 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.13(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Alternative Return Date” has the meaning assigned to such term in Section 2.10(e).

“Ancillary Document” has the meaning assigned to it in Section 9.06(b).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of ABR Borrowings and such Lender’s Term Benchmark Lending Office in the case of Term Benchmark Borrowings.

“Applicable Party” has the meaning assigned to it in Section 8.03(c).

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that in the case of Section 2.19 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired in their entirety, the Applicable Percentages shall be determined based upon the amounts of the outstanding Loans or, if no Loans are outstanding, based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Approved Electronic Platform” has the meaning assigned to it in Section 8.03(a).

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Asset Sale” means any non-ordinary course sale, transfer, leases (to the extent classified and accounted for as capital or finance lease obligations under GAAP) or other disposition (each, a “Disposition”) of or with respect to any assets of the Borrower or any of its Subsidiaries, including any Equity Interests of any Subsidiary, except for Dispositions (a) among the Borrower and its Subsidiaries, (b) of cash, cash equivalents or other assets classified as current assets on the balance sheet of the Borrower, (c) of obsolete, used or surplus equipment, (d) of assets in the Borrower’s general investment portfolio or of investments made in venture funds in the ordinary course of business and (e) the Net Cash Proceeds of which do not exceed $1,000,000,000 in the aggregate.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Debt” means, as to any particular lease under which the amount thereof is to be determined, the lesser of (i) the total net amount of rent (discounted from the respective due dates thereof in accordance with generally accepted financial practice using a discount factor equal to the interest rate implicit in such lease compounded semi-annually), required to be paid by the lessee under such lease during the remaining term thereof (including the period of any extensions) or (ii) the fair market value of the Property subject to such lease (as determined by the Borrower). The net amount of rent required to be paid under any such lease for any such period shall be the total amount of rent payable by the lessee with respect to such period, but may exclude amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges and contingent rents (such as those based on sales or future increases in wage rates or in the cost of living). In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, and no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 2.13.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Benchmark” means, initially, with respect to any (i) RFR Loan, the Daily Simple SOFR or (ii) Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Daily Simple SOFR or Term SOFR Rate, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.13.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) Adjusted Daily Simple SOFR; and

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” means the Board of Directors of the Borrower or any duly authorized committee thereof.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be (a) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan and (b) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any such day that is only a U.S. Government Securities Business Day.

“Capital Lease Obligations” means as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property or a combination thereof, which obligations are required to be classified and accounted for as a capital lease or financing lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Change in Law” means (a) the adoption of any law, rule, regulation or treaty after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change in Tax Law” means the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (including the Code), treaty, regulation or rule (or in the official application or interpretation of any law, treaty, regulation or rule, including a holding, judgment or order by a court of competent jurisdiction) relating to United States income taxation.

“Change of Control” means any of the following events:

(a) after the date of this Agreement, any Person or group of Persons (within the meaning of Section 13 or 14 of the Exchange Act, whether or not applicable, except that for purposes of this paragraph (a) such Person or group of Persons shall be deemed to have “beneficial ownership” of all shares that such Person or group of Persons has the right to acquire, whether such right is exercisable immediately or only after the passage of time), other than (i) the Borrower or (ii) any employee or director benefit or stock plan or plans of the Borrower or a Subsidiary of the Borrower or any trustee or fiduciary with respect to any such plan or plans when acting in that capacity or any trust related to any such plan or plans, is or becomes the “beneficial owner” (as such term is used in Rule 13-d3 promulgated pursuant to the Exchange Act) acquiring, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of 25% or more of the outstanding shares of Voting Stock of the Borrower; or

(b) during any period of 25 consecutive calendar months, a majority of the Board of Directors of the Borrower shall no longer be composed of individuals (i) who were members of said Board on the first day of such period, (ii) whose election or nomination to said Board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of said Board or (iii) whose election or nomination to said Board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of said Board.

“Change of Control Notice” has the meaning specified in Section 2.08(d).

“Change of Control Prepayment Amount” has the meaning specified in Section 2.08(d).

“Change of Control Standstill Period” has the meaning specified in Section 2.08(d).

“Charges” has the meaning assigned to such term in Section 9.16.

“Closing Date” means the date, on or after the Effective Date, on which the Project Thailand Transaction is consummated, subject to the satisfaction (or waiver in accordance with Section 9.02) of the conditions specified in Section 4.02.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans pursuant to Section 2.01, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $6,000,000,000.

“Commitment Termination Date” means the earliest of (i) the termination of the Project Thailand Transaction Agreement by the Borrower in a signed writing in accordance with its terms (or the Borrower’s written confirmation thereof) (and the Borrower hereby agrees to notify the Administrative Agent upon the occurrence thereof), (ii) the consummation of the Project Thailand Transaction without the funding of the Loans, (iii) the Maturity Date and (iv) receipt by the Administrative Agent of written notice from the Borrower of its election to terminate the Commitments in full.

“Communications” has the meaning assigned to it in Section 8.03(c).

“Company Material Adverse Effect” means “Material Adverse Effect” as defined in the Project Thailand Transaction Agreement (as in effect on the Effective Date).

“Consolidated Net Tangible Assets” means the aggregate amount of assets of the Borrower and its Subsidiaries (less applicable reserves and other properly deductible items) after deducting therefrom (i) all current liabilities of the Borrower and its Subsidiaries and (ii) all goodwill, trade names, trademarks, patents, and unamortized debt discount and expense, organization expenses and other like intangibles of the Borrower and its Subsidiaries, all as set forth on the latest available consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of a calendar quarter (but, in any event, as of a date within 150 days of the date of determination), prepared in accordance with GAAP.

“Contractual Obligation” means as to any Person, any obligation of such Person under any agreement or instrument to which such Person is a party or by which it or any of its Property is bound.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.18.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans at such time.

“Credit Group” means the Borrower and its Subsidiaries.

“Credit Party” means the Administrative Agent or any other Lender.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Day prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Debt Issuance” means the borrowing, issuance or other incurrence of Indebtedness for borrowed money (including hybrid securities and debt securities convertible into equity), in each case, by the Borrower or any of its Subsidiaries, including without limitation any issuance of notes of the Borrower to fund the Project Thailand Transaction, but excluding (a) Indebtedness between or among the Borrower and any of its Subsidiaries, (b) Indebtedness under the Existing Credit Agreement, including any amendment, restatement, amendment and restatement, extension or replacement thereof, including any upsizing thereof by an aggregate principal amount not to exceed $250,000,000, (c) issuances of commercial paper, (d) Indebtedness incurred in respect of overdraft protection, letter of credit facilities and purchase money and equipment financings, (e) Indebtedness incurred in respect of (i) capital leases and trade, seller, customer or supply chain financing facilities in an aggregate amount under this clause (i) not to exceed $1,000,000,000, (ii) local credit facilities of foreign Subsidiaries and (iii) working capital facilities (including, in each case, the renewal, replacement or refinancing thereof with the same general form of financing) and (f) other Indebtedness for borrowed money in an aggregate principal amount not to exceed $1,000,000,000.

“Default” means any Event of Default or any event that with notice or lapse of time or both would become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to comply with its obligation to fund any portion of its Loans (unless such requirement to fund is subject to a good faith dispute) within two (2) Business Days of the date such Loans or participations were required to be funded hereunder, (b) notified the Borrower or the Administrative Agent in writing that it does not intend to comply with any of its funding obligations under this Agreement (unless such requirement to fund is subject to a good faith dispute), or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement (unless such requirement to fund is subject to a good faith dispute) or generally under agreements in which it has committed to extend credit, (c) failed, within three (3) Business Days after written request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans under this Agreement; provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due unless the subject of a good faith dispute, (e) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (f) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of an Equity Interest in such Lender or a parent company thereof by a Governmental Authority or an instrumentality thereof.

“dollars” or “$” refers to lawful money of the United States.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in such Lender’s Administrative Questionnaire, or such other office of such Lender as such Lender may from time to time notify the Borrower and the Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning assigned to it in Section 4.01.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $10,000,000,000, (iv) a commercial bank having total assets in excess of $10,000,000,000 or its equivalent in the relevant foreign currency and organized under the laws of any other country (or of any political subdivision of any other country) that (x) is a member of the Organization for Economic Cooperation and Development (or any successor thereto) (“OECD”) or (y) has concluded special lending arrangements with the International Monetary Fund associated with its assets; provided that in each case, such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (iv), (v) the central bank of any country which is a member of the OECD, (vi) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans for its own account in the ordinary course of its business and having total assets in excess of $10,000,000,000 or its equivalent in the relevant foreign currency, (vii) any Approved Fund and (viii) any other Person approved by the Administrative Agent and, unless an Event of Default shall have occurred and be continuing, the Borrower, such approval not to be unreasonably withheld or delayed; provided that none of the Borrower, any Affiliate of the Borrower or an individual shall qualify as an Eligible Assignee.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, or the management, release or threatened release of, or exposure to, any Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Credit Group directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity Issuance” means the issuance of any Equity Interests (including equity-linked securities) of the Borrower or any of its Subsidiaries to any Person, except for Equity Issuances (a) pursuant to employee stock plans or other benefit or incentive arrangements for employees and directors, (b) to or by any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower, (c) of directors’ qualifying shares, (d) as direct consideration in a permitted acquisition or investment and (e) in connection with the conversion of options or warrants.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA and the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, or any Lien shall arise in favor of the PBGC or a Plan on the property of the Borrower or any ERISA Affiliate, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan, (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of withdrawal liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event” has the meaning assigned to such term in the definition of Material Adverse Change.

“Events of Default” has the meaning assigned to such term in Article 7.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder or under any of the other Loan Documents, (a) any Taxes imposed, deducted or withheld by reason of any present or former connection between the Administrative Agent or such Lender or other recipient (as the case may be) and the jurisdiction imposing such Taxes (other than solely on account of the execution and performance of, the enforcement of any right under or the receipt of any payment under, this Agreement or any of the other Loan Documents), (b) any branch profits taxes imposed by the United States or any comparable tax imposed by any foreign jurisdiction, (c) in the case of a Foreign Lender, any Tax imposed, deducted or withheld (i) that is attributable to such Foreign Lender’s failure, inability or ineligibility at any time during which such Foreign Lender is a party to this Agreement to deliver the Internal Revenue Service forms and the Section 2.16(e) Certificate (as applicable) described in Section 2.16(e), except to the extent such Foreign Lender’s failure is due to a Change in Tax Law occurring after the date on which such Foreign Lender became a party to this Agreement or the date (if any) on which such Foreign Lender changed its Applicable Lending Office, or (ii) that is imposed pursuant to a law in effect at the time of the assignment to such Foreign Lender and its becoming a party to this Agreement, except to the extent that such Foreign Lender’s assignor was entitled, at the time of such assignment, to receive additional payments from the Borrower with respect to such accrued amounts pursuant to Section 2.16(a) and (d) Taxes resulting from FATCA.

“Existing Credit Agreement” means the 5-Year Credit Agreement dated as of May 31, 2023, among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent, as amended, restated, amended and restated, supplemented or otherwise modified prior to the Effective Date.

“Expiration Time” has the meaning assigned to it in the Project Thailand Transaction Agreement.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is comparable and not materially more onerous to comply with), any regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements entered into pursuant to the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate determined in accordance with the foregoing would otherwise be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter” means the fee letter dated as of the date hereof between Citigroup Global Markets Inc. and the Borrower.

“Financial Officer” of any Person means such Person’s chief financial officer, principal accounting officer or treasurer, assistant treasurer or any officer of such Person who succeeds to all or substantially all of the responsibilities thereof.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR, as applicable. For the avoidance of doubt the initial Floor for each of Adjusted Term SOFR Rate and the Adjusted Daily Simple SOFR shall be 0.00%.

“Foreign Lender” means any Lender or any recipient of any payment under the Fee Letter that is not a United States Person.

“Funded Debt” means Indebtedness (other than Indebtedness of the type specified in clause (g) of the definition thereof).

“Funding Date” means the date on which Borrowings are funded to the Borrower in accordance with Section 2.06.

“GAAP” means generally accepted accounting principles in effect in the United States from time to time.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease Property or services for the purpose of assuring the holder of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for deposit or collection in the ordinary course of business.

“Hazardous Materials” means all radioactive substances or wastes and all hazardous or toxic substances or other wastes, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or combination of such transactions.

“Indebtedness” of any Person means (a) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, (b) all obligations of such Person to pay the deferred purchase price of Property or services, except current accounts payable arising in the ordinary course of business, (c) all Capital Lease Obligations of such Person, (d) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Indebtedness is assumed by such Person, (e) all Indebtedness of others Guaranteed by such Person, (f) all reimbursement obligations or other obligations (other than contingent obligations) with respect to bankers’ acceptances or letters of credit or similar instruments created or issued at the request of such Person and (g) the net liability of such Person under Hedging Agreements.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to it in Section 9.03(c).

“Index Debt” means the senior, unsecured, long-term Indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancements.

“Information” has the meaning assigned to it in Section 9.12.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07, which shall be substantially in the form of Exhibit C or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and the Maturity Date, (b) with respect to any RFR Loan, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the Maturity Date, (c) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Maturity Date.

“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.13(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Joint Lead Arrangers” means Citibank, N.A., Bank of America, N.A., JPMorgan Chase Bank, N.A. and Goldman Sachs Bank USA, in their respective capacities as joint lead arrangers and joint bookrunners in connection with this Agreement.

“Lender-Related Person” has the meaning assigned to it in Section 9.03(b).

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Liability” or “Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, charge, hypothecation, encumbrance or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Notes (if any), and the Fee Letter.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Adverse Change” means that since December 31, 2025, there has occurred any event, change, development, effect, condition, circumstance, matter, occurrence or state of facts (each, an “Event”) or Events that have had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, except that any effect resulting from any matter disclosed in the annual report on Form 10-K for the Borrower for the year ended December 31, 2025 (other than disclosures in the “Risk Factors” or “Forward Looking Statements” sections of such reports or any other disclosures in such reports to the extent they are similarly predictive or forward-looking in nature) shall not be considered when determining whether a Material Adverse Effect shall have occurred.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise) or operations of the Credit Group taken as a whole, (b) the ability of the Borrower to perform any of its obligations hereunder or under the other Loan Documents or (c) the rights or remedies of the Lenders or the Administrative Agent hereunder or under the other Loan Documents.

“Maturity Date” means the date that is 364 days after the Funding Date ; provided that if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Maximum Rate” has the meaning assigned to such term in Section 9.16.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means:

(a) with respect to any Asset Sale, the aggregate amount of all cash (which term, for the purpose of this definition, shall include cash equivalents) proceeds (including any cash or proceeds of cash equivalents received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or otherwise, but only as and when received) actually received by the Borrower and its Subsidiaries in respect of such Asset Sale, net of (i) selling costs and expenses, including all reasonable attorneys’ fees, accountants’ fees, brokerage, consultant and other customary fees and commissions, title and recording tax expenses and other reasonable fees and expenses incurred in connection therewith, (ii) all Taxes paid or reasonably estimated to be payable as a result thereof (including taxes resulting from the repatriation of such cash proceeds from a Subsidiary organized outside of the United States), (iii) all payments required to be made with respect to any obligation that is secured by any assets subject to such Asset Sale in accordance with the terms of any Lien upon such assets, (iv) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, or to any other Person (other than the Borrower or any of its Subsidiaries) owning a beneficial interest in the assets disposed of in such Asset Sale, (v) the amount of any reserves established by the Borrower or any of its Subsidiaries in accordance with generally accepted accounting principles to fund purchase price or similar adjustments, indemnities or liabilities, contingent or otherwise, reasonably estimated to be payable in connection with such Asset Sale (provided, that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (vi) any funded escrow established pursuant to the documents evidencing any such Asset Sale to secure any indemnification obligations or adjustments to the purchase price associated with any such Asset Sale (provided, that to the extent that any amounts are released from such escrow to the Borrower or a Subsidiary, such amounts net of any related expenses shall constitute Net Cash Proceeds); and

(b) with respect to any Equity Issuance or Debt Issuance, the aggregate amount of all cash proceeds actually received by the Borrower and its Subsidiaries in respect of such Equity Issuance or Debt Issuance, as the case may be, net of reasonable fees, expenses, costs, underwriting discounts and commissions incurred in connection therewith and net of Taxes paid or reasonably estimated to be payable as a result thereof.

“Note” has the meaning assigned to such term in Section 2.09(e).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined shall be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar Taxes arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents that are imposed by a Governmental Authority in a jurisdiction in which the Borrower is incorporated, organized, managed and controlled or otherwise has a connection (other than solely as a result of entering into, performing any obligations, receiving any payments or enforcing any rights under, this Agreement or any of the other Loan Documents).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(iii).

“PATRIOT Act” has the meaning assigned to such term in Section 9.13.

“Payment” has the meaning assigned to it in Section 8.06(c)(i).

“Payment Notice” has the meaning assigned to it in Section 8.06(c)(ii).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Securitization” means any transaction in which any member of the Credit Group sells or otherwise transfers, without recourse to such Person (other than in the case of breach of representation and other limited recourse customary in securitization transactions), an interest in accounts receivable or other present or future rights to payment and assets directly related thereto to a special purpose entity that (a) borrows against such accounts receivable, rights or assets, or (b) sells such accounts receivable, rights or assets to one or more third party purchasers.

“Person” means an individual, a corporation, a company, a voluntary association, a partnership, a trust, a joint venture, a limited liability company, an unincorporated organization, or a government or any agency, instrumentality or political subdivision thereof.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Pre-Closing Funded Amount” has the meaning assigned to such term in Section 2.06(b).

“Pre-Closing Funding Date” means the date that is 1 or 2 Business Days (as selected by the Borrower) prior to the expected Closing Date.

“Pre-Closing Funding Election” means the election by the Borrower to cause the Pre-Closing Funded Amount to be funded to the Borrower on the Pre-Closing Funding Date.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Facility” means any warehouse or office building, any manufacturing or processing plant or any research facility owned or leased by the Borrower or any Subsidiary (taken together with the land upon which it is erected and the fixtures comprising a part thereof) which is located within the continental United States or Puerto Rico, except any such warehouse, office building, plant or research facility or portion thereof which is financed by industrial development or pollution control bonds or which, in the opinion of the Borrower, is not of material importance to the total business conducted by the Borrower and its Subsidiaries considered as one entity.

“Project Thailand Acquisition Related Conditions” means the conditions set forth in Sections 4.02(a), (c) and (d).

“Project Thailand Target” means Terns Pharmaceuticals, Inc.

“Project Thailand Transaction” means (i) the acquisition by the Borrower, directly or through one or more Subsidiaries, of the capital stock of the Project Thailand Target pursuant to the Project Thailand Transaction Agreement and (ii) the payment of fees and expenses incurred in connection therewith.

“Project Thailand Transaction Agreement” means that certain agreement and plan of merger by and among Terns Pharmaceuticals, Inc., Merck Sharp Dohme LLC and Thailand Merger Sub, Inc., dated as of March 24, 2026, as the same may be as amended, modified, supplemented, restated, or replaced from time to time.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.18.

“Quarterly Date” shall mean the last day of each March, June, September and December in each year, the first of which shall be the first such day after the date hereof; provided that, if any such day is not a Business Day, then such Quarterly Date shall be the next preceding Business Day.

“Rating” means the rating assigned by Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. to the 364-day delayed draw term loan facility under this Agreement, or if no such rating is assigned, the rating assigned to the Index Debt.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two (2) U.S. Government Securities Business Days preceding the date of such setting , (2) if the RFR for such Benchmark is Daily Simple SOFR, then four (4) Business Days prior to such setting or (3) if such Benchmark is neither the Term SOFR Rate nor Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulatory Authority” has the meaning assigned to such term in Section 9.12.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR Rate or (ii) with respect to any RFR Borrowing, the Adjusted Daily Simple SOFR, as applicable.

“Required Lenders” means, at any time, subject to Section 2.19, Lenders having (i) prior to the making of Loans on the Funding Date, Commitments representing more than 50% of the Aggregate Commitments at such time, and (ii) on and after the funding of the Loans on the Funding Date, Loans in aggregate principal amount representing more than 50% of the aggregate principal amount of all outstanding Loans at such time, except the Loans and Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Requirement of Law” means, as to any Person, any law, treaty or regulation, or any order of any Governmental Authority, that is applicable to or binding upon such Person or any of its Property or to which such Person or such Property is subject, and the certificate of incorporation, by-laws or other organizational or governing documents of such Person.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the president, Financial Officer or other executive officer of the Borrower.

“Restricted Securities” has the meaning assigned to such term in Section 6.01(a).

“Restricted Subsidiary” means:

(a) any Subsidiary (i) substantially all the Property of which is located or substantially all of the business of which is carried on within the continental United States or Puerto Rico and (ii) that owns or leases a Principal Facility; and

(b) any Subsidiary substantially all of the Property of which consists of capital stock or securities of Subsidiaries described in clause (a) of this paragraph.

provided, however, that the term “Restricted Subsidiary” shall not include a Securitization Entity or any Subsidiary which is principally engaged in leasing or in financing installment receivables, extending credit or in other activities of a character conducted by a finance company or which is principally engaged in financing the Borrower’s operations outside the continental United States, or any Subsidiary the major portion of the Property of which consists of one or more general or limited partnership interests so long as no such interest represents more than 50% of the total ownership interest in such partnership; provided that, if at any time there is a question whether a Subsidiary is described in the foregoing clause (a) or (b), such matter shall be determined for all purposes of this Agreement by the Borrower.

“Return Date” has the meaning assigned to such term in Section 2.10(d).

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple SOFR.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, the non-government controlled areas of the Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran and North Korea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, the United Kingdom or other relevant sanctions authority, (b) any Person located, organized or resident in a Sanctioned Country, (c) any Person 50% or greater owned or otherwise controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or the United Kingdom.

“SEC” means the Securities and Exchange Commission.

“Section 2.16(e) Certificate” has the meaning assigned to such term in Section 2.16(e).

“Securitization Entity” shall mean any entity formed by or at the direction of the Borrower or one or more of its Affiliates in connection with a Permitted Securitization for the purpose of isolating, to the extent practicable under applicable law, the assets and liabilities of such entity from the assets and liabilities of any other Person (including, but not limited to, the Borrower and its Affiliates).

“Significant Subsidiary” means, at any time, a Subsidiary that as of such time satisfies the requirements of Rule 1-02(w) of Regulation S-X of the SEC as in effect on the date of this Agreement.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Specified Representations” means the representations and warranties made in respect of the Borrower, in Sections 3.01(a), 3.01(b), 3.02, 3.03 (solely with respect to not violating the organizational or governing documents of the Borrower or any document or instrument binding upon the Borrower or any of its Subsidiaries evidencing Indebtedness in a committed or outstanding principal amount in excess of $350,000,000), 3.04, 3.10, 3.11 and 3.15 (limited to the use of proceeds not violating the laws referenced therein).

“Specified Transaction Agreement Representations” means, with respect to the Project Thailand Transaction Agreement, the representations and warranties made by or with respect to the Project Thailand Target in the Project Thailand Transaction Agreement as are material to the interest of the Lenders, but only to the extent that the Borrower has the right (taking into account any right to cure) to terminate its obligations under the Project Thailand Transaction Agreement or to decline to consummate the Project Thailand Transaction thereunder as a result of a breach of one or more of such representations and warranties in the Project Thailand Transaction Agreement.

“Subsidiary” means, with respect to any Person (the “parent”), any Person of which at least a majority of the outstanding shares of Voting Stock is at the time directly or indirectly owned or controlled by the parent, or by one or more Subsidiaries of the parent, or by the parent and one or more Subsidiaries.

“Supported QFC” has the meaning assigned to it in Section 9.18.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto, imposed by any Governmental Authority.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term Benchmark Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Term Benchmark Lending Office” in such Lender’s Administrative Questionnaire (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time notify the Borrower and the Administrative Agent.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m. (Chicago time) two (2) U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Terminating Lenders” has the meaning specified in Section 2.08(d).

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, the Alternate Base Rate or the Adjusted Daily Simple SOFR.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Undrawn Fee” has the meaning assigned to such term in Section 2.11(a).

“Undrawn Fee Payment Date” has the meaning assigned to such term in Section 2.11(a).

“United States” and “United States Person” have the meanings specified in Sections 7701(a)(9) and 7701(a)(30), respectively, of the Code.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regimes” has the meaning assigned to it in Section 9.18.

“Voting Stock” means Equity Interests in a Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors, or persons exercising similar functions, of such Person.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Types of Borrowings. Borrowings are classified and referred to for purposes of this Agreement by Type (e.g., a “Term Benchmark Borrowing” is a Borrowing comprised of Term Benchmark Loans, an “RFR Borrowing” is a Borrowing comprised of RFR Loans). Loans also may be classified and referred to by Type (e.g., a “Term Benchmark Loan” or an “RFR Loan”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.05 Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.13(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.06 [Reserved].

Section 1.07 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE 2

THE CREDITS

Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower in a single drawing in an aggregate principal amount not to exceed such Lender’s Commitment. Each Lender’s Commitment shall automatically be reduced to zero upon the making of such Loan or Loans effective immediately following the making of such Loan or Loans by such Lender. The Commitments are not revolving in nature, and amounts borrowed and repaid or prepaid hereunder may not be reborrowed. Notwithstanding the foregoing, unless approved by the Required Lenders, the Borrower may not request any Loans hereunder while a Change of Control Standstill Period shall be in effect under Section 2.07(d) hereof.

Section 2.02 Loans and Borrowings. (a) Each Loan (including, for the avoidance of doubt, any Pre-Closing Funded Amount) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.12, each Borrowing shall be comprised entirely of ABR Loans or Term Benchmark Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Term Benchmark Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and (ii) in the case of any such Loan made by an Affiliate of such Lender, such Lender shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than it would have received had the Lender, and not such Affiliate, funded such Loan, and such Lender shall not be entitled to the benefits of Section 2.16 with respect to any payments on or with respect to such Loan unless such Affiliate complies with

Section 2.16(e) as if it were the Lender.

(c) At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Term Benchmark Borrowings or RFR Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by submitting a Borrowing Request (a)(i) in the case of a Term Benchmark Borrowing, not later than 11:00 a.m. (New York City time) three (3) U.S. Government Securities Business Days before the date of the proposed Borrowing or (ii) in the case of an RFR Borrowing, not later than 11:00 a.m. (New York City time) five (5) U.S. Government Securities Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m. (New York City time) on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall be signed by a Responsible Officer of the Borrower; provided that any Borrowing Request may be conditioned on the consummation of the Project Thailand Transactions. Each such written Borrowing Request shall specify the following information in compliance with Section 2.02:

(ii) the aggregate amount of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing (or, solely to the extent applicable pursuant to Section 2.13, an RFR Borrowing);

(v) in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period;” and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

For the avoidance of doubt, no Borrowing shall be made as an RFR Borrowing except subject to the provisions of Section 2.13. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 [Reserved].

Section 2.05 [Reserved].

Section 2.06 Funding of Borrowings. (a) If a Pre-Closing Funding Election has not been made, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by (x) in the case of a Term Benchmark Borrowing, 12:00 noon (New York City time) and (y) in the case of an ABR Borrowing, 1:00 p.m. (New York City time) to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request.

(b) Notwithstanding the foregoing clause 2.06(a), if a Pre-Closing Funding Election has been made, subject solely to the satisfaction (or waiver in accordance with Section 9.02) of the conditions set forth in Section 4.02 (other than the Project Thailand Acquisition Related Conditions), each Lender will make available each Loan to be made by it hereunder on the Pre-Closing Funding Date by wire transfer in immediately available funds by 11:00 a.m. (New York City time) to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders (such amounts, the “Pre-Closing Funded Amount”). The Administrative Agent will make the Pre-Closing Funded Amount available to the Borrower by close of business on the Pre-Closing Funding Date by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request. For the avoidance of doubt, (x) the funding of the Pre-Closing Funded Amount shall constitute a Borrowing by the Borrower and shall accrue interest in accordance with Section 2.12(a), until such amount has been returned by the Borrower on the Return Date in accordance with Section 2.10(d) and (y) the Lenders’ Commitments shall automatically and irrevocably terminate upon the making of the Loans on the Pre-Closing Funding Date and shall not be reinstated upon any repayment of the Funded Amount in accordance with Section 2.10(d) or (e). If a Pre-Closing Funding Election is made and the Loans are funded on the Pre-Closing Funding Date, or if the Loans are funded and the Closing Date is delayed because the Expiration Time has not yet occurred, the Borrower shall promptly upon the occurrence of the Closing Date (x) notify the Administrative Agent in writing thereof and (y) deliver a certificate to the Administrative Agent dated as of the Closing Date and signed by a Responsible Officer of the Borrower, certifying that the Project Thailand Acquisition Related Conditions have been satisfied.

(c) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or, in the case of an ABR Borrowing, prior to 1:30 p.m. (New York City time) on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.06(b) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.07 Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be signed by a Responsible Officer of the Borrower.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(ii) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(iii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iv) whether the resulting Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing (or, solely to the extent applicable pursuant to Section 2.13, an RFR Borrowing); and

(v) if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

For the avoidance of doubt, no Interest Rate Election Request shall elect an RFR Borrowing except subject to the provisions of Section 2.13. If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing without the prior consent of the Required Lenders and (ii) unless repaid, (A) each Term Benchmark Borrowing and (B) each RFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.08 Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Commitment Termination Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000.

(c) The Commitments shall automatically and immediately be reduced in an amount equal to (i) the aggregate committed amount with respect to any Debt Issuance that has become effective on or after the Effective Date but prior to the Closing Date or the Pre-Closing Funding Date, as applicable and (ii) 100% of the Net Cash Proceeds received by the Borrower or any Subsidiary from any Debt Issuance (but without duplication of any reduction of Commitments upon the effectiveness of the commitment thereof under clause (i) above), Equity Issuance or Asset Sale on or after the Effective Date but prior to the Closing Date or the Pre-Closing Funding Date, as applicable. The Borrower shall give prompt written notice to the Administrative Agent upon receipt by the Borrower or any Subsidiary of such Net Cash Proceeds or the effectiveness of such commitments, as applicable (and in any event within three (3) Business Days thereof).

(d) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section 2.08(d) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08(d) shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(e) Change of Control:

(ii) As set forth in Section 2.01 above, unless approved by the Required Lenders, the Borrower may not request any Loans hereunder while a Change of Control Standstill Period shall be in effect pursuant to this Section 2.08(e). Subject to the procedures set forth below in clause

(ii) of this Section 2.08(e), upon the occurrence of a Change of Control and the expiration of the twenty (20) day notice period described below, each Lender shall have the right to terminate its Commitment hereunder and require that the Borrower prepay (and the Borrower agrees to so prepay) in full such Lender’s outstanding Loans (such amount the “Change of Control Prepayment Amount”), plus accrued and unpaid fees and interest, if any, to the date of prepayment and all other obligations due to such Lender under this Agreement and the other Loan Documents.

(iii) Upon the occurrence of any Change of Control, the Administrative Agent shall post or mail a notice (the “Change of Control Notice”) simultaneously to all Lenders providing each Lender with notice of its rights under this Section 2.08(e) and a period of twenty (20) calendar days to evaluate the Change of Control and make a determination as to whether such Lender will terminate its Commitment and accept payment of the Change of Control Prepayment Amount, or whether such Lender will continue as a Lender hereunder following such Change of Control. The period beginning on the effective date of such Change of Control and continuing through the expiration of such twenty (20) day notice period shall be referred to herein as a “Change of Control Standstill Period”. Unless approved by the Required Lenders, the Borrower may not request any Loans hereunder while a Change of Control Standstill Period shall be in effect pursuant to this Section 2.08(e).

(iv) Lenders electing to terminate their Commitments and to have their Loans prepaid pursuant to this Section 2.08(e) shall so notify the Administrative Agent as directed in the Change of Control Notice; provided, however, that failure by any Lender to make a timely response shall be deemed to constitute an election by such Lender to terminate its Commitment and accept prepayment of its Loans. Upon the expiration date of the Change of Control Standstill Period, (A) all Lenders electing to terminate their Commitments (the “Terminating Lenders”) shall surrender their Notes (if any) to the Administrative Agent at the address specified in Section 9.01, (B) all Notes (if any) held by Terminating Lenders shall be cancelled by the Borrower and the

Borrower shall pay the applicable Change of Control Prepayment Amounts to the Administrative Agent, for the account of the Terminating Lenders, and all other obligations due to the Terminating Lenders under this Agreement and the other Loan Documents, (C) the Commitments of the Terminating Lenders hereunder shall be terminated and the aggregate Commitments shall be automatically reduced by an amount equal to the aggregate amount of the Commitments so terminated, and (D) the Commitments of those Lenders electing not to terminate their Commitments shall automatically continue.

Section 2.09 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Loans on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.09(d) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request, through the Administrative Agent, that any Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender through the Administrative Agent a promissory note payable to such Lender and its registered assigns and in a form approved by the Administrative Agent (each such promissory note, a “Note”). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Notes in such form payable to the payee and its registered assigns.

Section 2.10 Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section 2.10.

(b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or electronic mail) of any prepayment hereunder (i) in the case of prepayment of (1) a Term Benchmark Borrowing, not later than 10:00 a.m. (New York City time) three (3) Business Days before the date of prepayment or (2) an RFR Borrowing, not later than 11:00 a.m. (New York City time) five (5) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 10:00 a.m. (New York City time) on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

(c) In the event that the Borrower or any of its Subsidiaries receives any Net Cash Proceeds arising from any Debt Issuance, Equity Issuance or Asset Sale consummated on or after the Closing Date or the Pre-Closing Funding date, as applicable, then the Borrower shall, not later than three (3) Business Days after the occurrence of such event, prepay the outstanding Loans (to the extent thereof) in an amount equal to 100% of such Net Cash Proceeds.

(d) If the Funding Date has occurred, in the event that the Project Thailand Transaction has not been consummated within two (2) Business Days of the Expiration Time (the “Return Date”), the Borrower shall, on the first Business Day immediately following the Return Date, repay the aggregate principal amount of the Loans together with interest accrued thereon to the Return Date.

(e) If the Funding Date has occurred, in the event that the Project Thailand Transaction Agreement has been terminated by the Borrower in a signed writing in accordance with its terms (or upon the Borrower’s written confirmation thereof) (the occurrence of such event, the “Alternative Return Date”), then the Borrower shall, not later than three (3) Business Days after the occurrence of such event, repay the aggregate principal amount of the Loans together with interest accrued thereon to the Alternative Return Date.

Section 2.11 Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender an undrawn fee (the “Undrawn Fee”) in Dollars which shall accrue at a rate of 0.02% during the period from and including July 30, 2026 to but excluding the date (the “Undrawn Fee Payment Date”) on which the Commitment of such Lender terminates or expires (including upon and as a result of the occurrence of the Funding Date), and which shall be payable in full on the Undrawn Fee Payment Date. The Undrawn Fee shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (determined as noted above). The Borrower agrees to pay to the Persons entitled thereto fees payable in the amounts and at the times set forth in the Fee Letter.

(b) All fees payable hereunder shall be paid on the dates due, in dollars in immediately available funds, to the Administrative Agent for distribution, in the case of the Undrawn Fee, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.12 Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate.

(b) The Loans comprising each Term Benchmark Borrowing shall bear interest at a rate per annum equal to the Adjusted Term SOFR Rate for the Interest Period in effect for such Borrowing plus (i) 0.50% during the period from and including the Effective Date to the date that is one-hundred eighty

(180)	days from the Funding Date and (ii) 0.75% thereafter.

(c) Each RFR Loan (to the extent applicable pursuant to Section 2.13) shall bear interest at a rate per annum equal to the Adjusted Daily Simple SOFR plus (i) 0.50% during the period from and including the Effective Date to the date that is one-hundred eighty (180) days from the Funding Date and (ii) 0.75% thereafter.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon the Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.12 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. For the avoidance of doubt, if the Pre-Closing Funding Election has been made, interest on the Pre-Closing Funded Amount shall accrue commencing on the Funding Date.

(f) Interest computed by reference to the Term SOFR Rate or Daily Simple SOFR and the Alternate Base Rate hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate only at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. A determination of the applicable Alternate Base Rate, Adjusted Term SOFR Rate, Term SOFR Rate, Adjusted Daily Simple SOFR or Daily Simple SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.13 Alternate Rate of Interest. (a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.13:

(ii) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time after the adoption of Adjusted Daily Simple SOFR as the Benchmark pursuant to this Section 2.13, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR; or

(iii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time after the adoption of Adjusted Daily Simple SOFR as the Benchmark pursuant to this Section 2.13, Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.07 or a new Borrowing Request in accordance with the terms of Section 2.03, (1) any Interest Election Request that requests the conversion of any Term Benchmark Borrowing to, or continuation of any Term Benchmark Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.13(a)(i) or (ii) above or (y) an ABR Borrowing if the Adjusted Daily Simple SOFR also is the subject of Section 2.13(a)(i) or (ii) above and (2) any Borrowing Request that requests an RFR Borrowing shall instead be deemed to be a Borrowing Request, as applicable, for an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.13(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.07 or a new Borrowing Request in accordance with the terms of Section 2.03, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.13(a)(i) or (ii) above or (y) an ABR Loan if the Adjusted Daily Simple SOFR also is the subject of Section 2.13(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to (A) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.13, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.

Section 2.14 Increased Costs; Illegality. (a) If any Change in Law shall:

(ii) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender; or

(iii) impose on any Lender or the applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Term Benchmark Loans or RFR Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing, converting to or maintaining any Term Benchmark Loan or RFR Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) If after the date of this Agreement, a Change in Law shall subject any Lender to any taxes (other than Taxes imposed on or with respect to any payment made by any Borrower hereunder and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result shall be to increase the cost to such Lender of making, continuing, converting to or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then such Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(d) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(e) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.14 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(f) Anything in this Agreement to the contrary notwithstanding, if any Change in Law shall make it unlawful for any Lender to make or maintain Term Benchmark Loans or RFR Loans as contemplated by this Agreement or to obtain in the applicable interbank market the funding for Term Benchmark Loans or RFR Loans, then (i) such Lender shall promptly notify the Administrative Agent and the Borrower thereof, (ii) the obligation of such Lender hereunder to make Term Benchmark Loans or RFR Loans and to continue Term Benchmark Loans or RFR Loans shall forthwith terminate, and (iii) such Lender’s Term Benchmark Loans or RFR Loans then outstanding shall be converted on the last day of the then current Interest Period for such Term Benchmark Loans or RFR Loans (or on such earlier date as may be required by law) to ABR Loans.

Section 2.15 Break Funding Payments. In the event of (i) the payment of any principal of any Term Benchmark Loan or RFR Loan in each case other than on the last day of an Interest Period applicable thereto (including as a result of Section 2.08(d) or an Event of Default or an optional or mandatory prepayment of Loans), (ii) the conversion of any Term Benchmark Loan or RFR Loan in each case other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan or RFR Loan in each case on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), or (d) the assignment of any Term Benchmark Loan or RFR Loan in each case other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Term Benchmark Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Term SOFR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 2.16 Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes unless deduction of such Taxes is required by law (or by the interpretation or administration thereof); provided that if the Borrower or Administrative Agent shall be required by law (or by the interpretation or administration thereof) to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions of such Indemnified Taxes or Other Taxes (including deductions of such Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section 2.16(a)) the Administrative Agent, or any Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions of such Indemnified Taxes or Other Taxes been made, (ii) the Borrower or Administrative Agent shall make such deductions of such Indemnified Taxes or Other Taxes, and (iii) the Borrower or Administrative Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within thirty (30) days after written demand therefor, which written demand shall be made within sixty (60) days of the date the Administrative Agent or such Lender received written demand for payment of any Indemnified

Taxes or Other Taxes from the relevant Governmental Authority, for the full amount of such Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16(c)) payable or paid by the Administrative Agent or such Lender, as the case may be, or required to be withheld or deducted from a payment to the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth the amount of such payment or liability and, in reasonable detail, the manner in which such amount shall have been determined, delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive evidence of such payment or liability absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to any Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(f) Each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or before the date such Foreign Lender becomes a party to this Agreement and on or before the date, if any, such Foreign Lender changes its Applicable Lending Office (i) two (2) duly executed and properly completed Internal Revenue Service Forms W-8ECI or W-8BEN-E or W-8BEN (with respect to the benefit of an income tax treaty), or successor forms, certifying to such Foreign Lender’s entitlement to a complete exemption from United States withholding tax with respect to all payments to be made to it under the Loan Documents, or (ii) if such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, either (x) the forms referred to in clause (i) above certifying to such Foreign Lender’s entitlement to a complete exemption from United States withholding tax with respect to all payments to be made to it under the Loan Documents, or (y) two duly executed and properly completed Internal Revenue Service Forms W-8BEN-E or W-8BEN (or successor forms) and a duly executed certificate substantially in the form of Exhibit D (any such certificate, a “Section 2.16(e) Certificate”); provided that in the event that a Foreign Lender is not classified as a corporation for United States federal income tax purposes, such Foreign Lender shall take any actions necessary and shall deliver to the Borrower and the Administrative Agent all additional (or alternative) Internal Revenue Service forms and Section 2.16(e) Certificates necessary to fully establish such Foreign Lender’s entitlement to a complete exemption from United States withholding tax on all payments to be made to it under the Loan Documents (including causing its partners, members, beneficiaries or owners, or their beneficial owners, to take any actions and deliver any Internal Revenue Service forms and Section 2.16(e) Certificates necessary to establish such exemption). In addition, each Foreign Lender shall deliver such Internal Revenue Service forms and the Section 2.16(e) Certificate (as applicable) to the Borrower and the Administrative Agent promptly upon the obsolescence, inaccuracy or invalidity of any such Internal Revenue Service forms or Section 2.16(e) Certificate previously delivered by such Foreign Lender pursuant to this Section 2.16(e) unless such Foreign Lender is not legally able to deliver such Internal Revenue Service forms or Section 2.16(e) Certificate. Notwithstanding the foregoing, in the event that under the laws in effect on the date on which a Foreign Lender becomes a party to this Agreement, or the date (if any) on which a Foreign Lender changes its Applicable Lending Office, such Foreign Lender is not legally able to deliver a certification of its complete exemption from United States withholding tax with respect to all payments to be made to it under the Loan Documents, such Foreign Lender shall deliver a certification of its entitlement to any applicable reduced rate of United States withholding tax with respect to all applicable payments to be made to it under the Loan Documents and such certification shall be treated as meeting the requirement to deliver a Section 2.16(e) Certificate; provided, however, that any United States withholding tax on any payments made to it under the Loan Documents that is imposed at a rate not in excess of the rate of tax provided for in such Foreign Lender’s Section 2.16(e) Certificate shall constitute “Excluded Taxes” for all purposes of this Agreement and the other Loan Documents.

(g) Each Lender shall severally indemnify the Administrative Agent, within thirty (30) days after written demand therefor, which written demand shall be made within sixty (60) days of the date the Administrative Agent received written demand for payment of any Indemnified Taxes or Other Taxes from the relevant Governmental Authority, for (i) the full amount of such Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth the amount of such payment or liability and, in reasonable detail, the manner in which such amount shall have been determined, delivered to such Lender by the Administrative Agent shall be presumptive evidence of such payment or liability absent manifest error.

(h) If a payment made to a Lender under this Agreement or any Assignment and Assumption would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.16(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(i) Each Lender agrees that, before making a demand under this Section 2.16, it shall use reasonable efforts (consistent with its legal and regulatory restrictions) to designate a different Applicable Lending Office or assign its rights and obligations hereunder to another of its offices, branches or affiliates if the making of such a designation or assignment will avoid the need for, or reduce the amount of, any additional amounts that would otherwise thereafter accrue and will not, in the reasonable judgment of such Lender, require such Lender to incur a cost or expense, or legal or regulatory disadvantage, determined by such Lender to be material. Upon any such change in any Applicable Lending Office or assignment, such Lender shall provide or cause to be provided to the Administrative Agent and the Borrower the appropriate form and documentation specified in Sections 2.16(e) and 2.16(g).

(j) If the Borrower pays any additional amount or indemnity payment pursuant to this Section 2.16 with respect to the Administrative Agent, any Lender, the Administrative Agent or such Lender shall use reasonable efforts to obtain a refund of tax or credit against its tax liabilities on account of such payment; provided that the Administrative Agent or such Lender shall have no obligation to use such reasonable efforts if either (i) it is in an excess foreign tax credit position, (ii) it believes in good faith, in its sole discretion, that claiming a refund or credit would cause adverse tax consequences to it or (iii) no such refund or credit is available under applicable laws. In the event that the Administrative Agent or such Lender receives such a refund or credit, the Administrative Agent or such Lender shall promptly pay to the Borrower an amount that the Administrative Agent or such Lender reasonably determines is equal to the net tax benefit obtained by the Administrative Agent or such Lender as a result of such payment by the Borrower. Nothing contained in this Section 2.16(i) shall require the Administrative Agent or such Lender to disclose or detail the basis of its calculation of the amount of any net tax benefit or its determination referred to in the proviso to the first sentence of this Section 2.16(i) to the Borrower or any other party.

(k) Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.17 Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 12:00 noon (New York City time) on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent, except that payments pursuant to Section 2.14, 2.15, 2.16 or 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(b), 2.17(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.18 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender (i) requests compensation under Section 2.14, or if the Borrower is required to make a payment to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (ii) becomes a Defaulting Lender, or (iii) refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04, with the Borrower or the replacement Lender paying the processing and recording fee), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (w) the Borrower shall have received the prior written consent of the Administrative Agent to such assignment (to the extent such consent would otherwise be required pursuant to Section 9.04 or the definition of “Eligible Assignees”), which consent shall not unreasonably be withheld, (x) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) (in the case of a Defaulting Lender, excluding, for the avoidance of doubt, any amount to which such Defaulting Lender is not entitled in accordance with Section 2.19), (y) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in or elimination of such compensation or payments in the future and (z) in the case of clause (iii) above, such assignee consents to such amendment, waiver or other modification. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.19 Defaulting Lender. If any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(b) fees shall cease to accrue on the unused portion of the Commitment of such Defaulting Lender pursuant to Section 2.11(a); and

(c) the Commitment and Credit Exposure of such Defaulting Lender shall not be included (a) in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification permitted to be effected by the Required Lenders pursuant to Section 9.02) and (b) in determining whether such Defaulting Lender’s Commitment and Credit Exposure is included for Section 9.02(b)(iv) and (v).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

On the Effective Date and (subject to the limitations in Section 4.02) on the date of each Borrowing hereunder, the Borrower represents and warrants to the Administrative Agent and the Lenders that:

Section 3.01 Organization; Corporate Power and Authority. The Borrower (a) is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all necessary corporate power and authority to own and operate all of its material Property, to lease the material Property which it operates as lessee and to conduct the business in which it is currently engaged and (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where the ownership, lease or operation by it of its Property or the conduct of its business requires such qualification, except to the extent that the failure to so qualify or be in good standing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.02 Due Authorization and Enforceability. The Borrower has full power and authority to make and perform this Agreement and the other Loan Documents to which it is party, all corporate and other action required to authorize the making and performance by the Borrower of this Agreement and the other Loan Documents to which it is party has been duly taken; and this Agreement has been duly executed and delivered and constitutes, and each of the other Loan Documents to which the Borrower is party when duly executed and delivered by the Borrower and the other parties thereto will constitute, legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except in each case as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought by proceedings in equity or at law).

Section 3.03 No Conflict. The making and performance by the Borrower of this Agreement and the other Loan Documents to which it is party and the use of the proceeds of the Loans do not and will not violate any material Requirement of Law or any material Contractual Obligation binding upon the Borrower or any of its Subsidiaries, and do not and will not result in or require the creation or imposition of any material Lien on any material Property of the Borrower or any of its Subsidiaries.

Section 3.04 Governmental Approvals. No authorization, approval, license, registration or consent of any Governmental Authority is necessary for the making and performance by the Borrower of this Agreement and the other Loan Documents to which it is party or to render this Agreement and the other Loan Documents to which it is a party legal, valid, binding and enforceable against the Borrower.

Section 3.05 Financial Statements. (a) The Borrower has made available to the Lenders and the Administrative Agent a copy of (i) the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 2025, and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries for the fiscal year then ended, setting forth in comparative form the corresponding figures for the preceding fiscal year and accompanied by an opinion of independent certified public accountants of recognized national standing stating that such financial statements present fairly, in all material respects, the consolidated financial position and results of operations of the Borrower and its consolidated Subsidiaries as at the end of, and for, such fiscal year and (ii) the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at September 30, 2025, and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries for the fiscal quarter then ended, setting forth in comparative form the corresponding figures for the corresponding portion of the preceding fiscal year. All such financial statements were prepared in accordance with GAAP, consistently applied, except as otherwise noted therein, and present fairly, in all material respects, the consolidated financial position and results of operations of the Borrower and its consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, the respective periods covered thereby, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) There has not been a Material Adverse Change.

Section 3.06 No Event of Default. No Event of Default has occurred and is continuing.

Section 3.07 Ownership of Patents and other Intellectual Property. The Borrower and its Significant Subsidiaries own, or are licensed to use, all trademarks, trade names, copyrights, patents, and other intellectual property material to the business of the Borrower and its Significant Subsidiaries (taken as a whole), and the use thereof by the Borrower and its Significant Subsidiaries does not infringe upon the rights of any other Person, except for any such failures to own or license and infringements, that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.08 Litigation. Other than as disclosed in the Borrower’s filings with the SEC, there are no actions, suits, investigations or proceedings by or before any Governmental Authority or arbitrator pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries or against any of their respective Property as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 3.09 Compliance with Laws. (a) Neither the Borrower nor any of its Significant Subsidiaries has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law that has caused it to become subject to any Environmental Liability, or has received notice of any claim with respect to any such Environmental Liability, except with regard to any such failure to comply, obtain or maintain that has caused it to become subject to Environmental Liability or claim, that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Borrower and each of its Significant Subsidiaries is in compliance with all laws and all regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.10 Investment Company Act. The Borrower is not, nor is it “controlled” by, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.11 Margin Regulations. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying “margin stock” within the meaning of Regulation U; and no part of the proceeds of the Loans will be used for the purpose, whether immediate, incidental, or ultimate, of buying or carrying any such margin stock.

Section 3.12 Payment of Taxes. The Borrower and each of its Significant Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes which are not yet delinquent or not yet in default, (b) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Significant Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (c) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 3.13 ERISA Events. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

Section 3.14 Use of Proceeds. The Borrower will use the proceeds of the Loans to consummate the Project Thailand Transaction, including payment of fees and expenses incurred in connection therewith.

Section 3.15 Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

ARTICLE 4

CONDITIONS

Section 4.01 Effective Date. This Agreement shall become effective on the date (the “Effective Date”) on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(b) The Administrative Agent (or its counsel) shall have received from each party hereto a counterpart of this Agreement signed on behalf of such party (which, subject to Section 9.06(b), may include any Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page).

(c) The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Fried, Frank, Harris, Shriver & Jacobson LLP and in-house counsel of the Borrower, or such other counsel as shall be reasonably satisfactory to the Administrative Agent, in each case in form and substance reasonably satisfactory to the Administrative Agent and covering such matters relating to the Borrower or the Loan Documents (other than the Fee Letter) as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(d) The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower attaching copies of its certificate of incorporation and by-laws, a good standing certificate for it and resolutions of the Board of Directors of the Borrower authorizing execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party.

(e) The Administrative Agent shall have received an incumbency certificate of an officer of the Borrower in respect of each of the officers who are authorized to sign this Agreement and the other Loan Documents to which the Borrower is a party on its behalf and who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby.

(f) (ii) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct on and as of the Effective Date (giving effect to any Borrowing occurring on the Effective Date); and (ii) no Default shall have occurred and be continuing as of the Effective Date (giving effect to any Borrowing occurring on the Effective Date), and the Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer of the Borrower confirming the matters referred to in clause (i) and clause (ii).

(g) The Lenders and the Administrative Agent shall have received all fees and invoiced expenses due and payable by the Borrower on or prior to the Effective Date, including, (x) fees payable on or prior to the Effective Date pursuant to the Fee Letter and (y) reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder and under the Fee Letter.

(h) [Reserved].

(i) To the extent such documentation and information has been requested by the Lenders at least seven (7) days prior to the Effective Date, the Lenders shall have received, at least one (1) day prior to the Effective Date, (i) all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower to the extent required by the Beneficial Ownership Regulation (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 4.02 Closing Date or Pre-Closing Funding Date. The obligation of each Lender to make a Loan or Loans on the Closing Date or the Pre-Closing Funding Date, as applicable, is subject to the occurrence of the Effective Date and satisfaction of the following additional conditions:

(b) Subject to the Pre-Closing Funding Election (in which case this condition shall be satisfied on the Closing Date) (i) the Specified Representations and Specified Transaction Agreement Representations shall be true and correct (giving effect to the Borrowing and other transactions occurring on the Closing Date); (ii) since the date of the Project Thailand Transaction Agreement, no Company Material Adverse Effect shall have occurred; (iii) no Event of Default pursuant to Section 7.01(a) or Section 7.01(d) hereof shall have occurred and be continuing (giving effect to the Borrowing and other transactions occurring on the Closing Date); and (iv) the Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower confirming the matters referred to in clauses (i), (ii) and (iii).

(c) The Administrative Agent shall have received a Borrowing Request in accordance with the requirements hereof.

(d) Subject to the Pre-Closing Funding Election (in which case this condition shall be satisfied on the Closing Date), the Administrative Agent shall have received a solvency certificate from the chief financial officer of the Borrower, dated as of the Closing Date and after giving effect to the Borrowing and other transactions occurring on the Closing Date.

(e) Subject to the Pre-Closing Funding Election (in which case this condition shall be satisfied on the Closing Date), the Project Thailand Transaction shall have been consummated substantially concurrently with the Closing Date in accordance with the Project Thailand Transaction Agreement.

(f) The Administrative Agent shall have received (i) a copy of the consolidated balance sheet of the Borrower and its consolidated Subsidiaries for the fiscal year ended at least ninety (90) days prior to the Funding Date, and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year and accompanied by an opinion of independent certified public accountants of recognized national standing stating that such financial statements present fairly, in all material respects, the consolidated financial position and results of operations of the Borrower and its consolidated Subsidiaries in accordance with GAAP (without qualification as to going concern or scope of audit), consistently applied, as at the end of, and for, such fiscal year and (ii) a copy of the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the end of each of the three fiscal quarters ended at least forty-five (45) days prior to the Funding Date and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries for the portion of each such fiscal year then ended, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, and accompanied by a certificate of a Financial Officer of the Borrower stating that said financial statements fairly present, in all material respects, subject to normal year-end audit adjustments, the consolidated financial position and results of operations of the Borrower and its consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period.

(g) The Administrative Agent shall have received all fees payable by the Borrower on or prior to the Funding Date pursuant to the Fee Letter.

ARTICLE 5

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Credit Exposure or any Commitment hereunder, the Borrower covenants and agrees that:

Section 5.01 Financial Statements. The Borrower will furnish to the Administrative Agent and each Lender:

(b) within ninety (90) days after the end of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its consolidated Subsidiaries for such fiscal year, and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year and accompanied by an opinion of independent certified public accountants of recognized national standing stating that such financial statements present fairly, in all material respects, the consolidated financial position and results of operations of the Borrower and its consolidated Subsidiaries in accordance with GAAP (without qualification as to going concern or scope of audit), consistently applied, as at the end of, and for, such fiscal year;

(c) within forty-five (45) days after the end of each of the first three (3) fiscal quarters of the Borrower, a copy of the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the end of such fiscal quarter, and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries for the portion of such fiscal year then ended, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, and accompanied by a certificate of a Financial Officer of the Borrower stating that said financial statements fairly present, in all material respects, subject to normal year-end audit adjustments, the consolidated financial position and results of operations of the Borrower and its consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period;

(d) promptly from time to time, such documentation and other information as any Lender may reasonably request through the Administrative Agent in order to allow such Lender to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation; and

(e) promptly from time to time, such other information concerning the Borrower and its Subsidiaries and their respective businesses as any Lender may reasonably request through the Administrative Agent.

Documents required to be delivered under Section 4.02(e), 5.01(a) or (b) may be delivered electronically and shall be deemed to have been delivered electronically on the earliest date on which such documents are posted on, or a link to such documents is provided on (i) the Borrower’s website on the internet at www.merck.com, (ii) the website of the SEC or (iii) Intralinks or another relevant website reasonably acceptable to the Borrower, if any, to which the Borrower, each Lender and the Administrative Agent have access.

Section 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(b) the occurrence of any Default of which the Borrower has knowledge, and of any Event of Default;

(c) the occurrence of any ERISA Event that could reasonably be expected to result in a Material Adverse Effect;

(d) any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification; and

(e) the availability of all periodic and other reports, proxy statements and other materials filed by the Borrower or any of its Subsidiaries with the SEC or with any national securities exchange, or distributed by the Borrower to its shareholders generally.

Documents required to be delivered under Section 5.02(c) may be delivered electronically and shall be deemed to have been delivered electronically on the earlier date on which such documents are posted on, or a link to such documents is provided on (i) the Borrower’s website on the internet at www.merck.com or (ii) the website of the SEC.

Section 5.03 Existence and Conduct of Business. (a) The Borrower (i) will preserve, renew and keep in full force and effect its legal existence and (ii), except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect, will preserve, renew and keep in full force and effect the legal existence of its Significant Subsidiaries; provided that the foregoing provisions of this Section 5.03(a) shall not be deemed to prohibit any merger, consolidation, liquidation or dissolution expressly permitted under Section 6.02.

(b) Except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect, the Borrower will, and will cause each of its Significant Subsidiaries to, (i) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business and (ii) assure that it does not enter into any business which is material to the Credit Group taken as a whole, other than the business in which the Credit Group is engaged on the Effective Date and businesses related to or complimentary to such existing businesses.

Section 5.04 Payment of Tax Liabilities. The Borrower will, and will cause each of its Significant Subsidiaries to, pay its material Taxes, assessments and other governmental charges before the same shall become delinquent or in default, except to the extent that (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP (or in the case of Significant Subsidiaries with significant operations outside of the United States, generally accepted accounting principles in effect from time to time in the applicable jurisdictions), or (b) the failure to make any such payment could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05 Maintenance of Properties; Maintenance of Insurance. The Borrower will, and will cause each of its Significant Subsidiaries to, (a) keep and maintain all material Property useful and necessary in its business in good working order and condition, except (i) ordinary wear and tear, (ii) any casualty, loss, damage, destruction or other similar loss with respect to real or personal Property or improvements or (iii) any taking by a Governmental Authority of Property, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation or in any other manner, and (b) maintain self-insurance or insurance with financially sound and reputable insurance companies (which may include captive insurers), and maintain such other insurance, in at least such amounts and against at least such risks as is customarily maintained by companies in the United States engaged in the same or similar businesses, and will furnish to the Administrative Agent, upon its written request, information in reasonable detail as to the insurance so carried.

Section 5.06 Maintenance of Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP are made of all dealings and transactions in relation to its business and activities.

Section 5.07 Visitation Rights. The Borrower will, and will cause each of its Significant Subsidiaries to, permit representatives designated by the Administrative Agent or any Lender to visit and inspect its Property, to examine and make extracts from its books and records (other than materials protected by the attorney-client privilege and materials which the Borrower or its Subsidiaries may not disclose without violation of a confidentiality obligation binding upon it), and to discuss its business, operations, finances and condition with its officers and independent accountants; provided that the Borrower shall be given reasonable advance notice of any request of the Administrative Agent in respect of any of the foregoing, none of the foregoing shall occur outside normal office hours, and none of the foregoing shall be conducted in a manner that materially interferes with the ordinary conduct of the business of the Borrower or such Subsidiary; provided that when an Event of Default has occurred and is continuing, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors), may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

Section 5.08 Compliance with Laws. (a) The Borrower will, and will cause each of its Subsidiaries to, comply with all Requirements of Law applicable to it or its Property, including, without limitation, compliance with ERISA and all Environmental Laws, except to the extent the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

ARTICLE 6

NEGATIVE COVENANTS

So long as any Lender shall have any Credit Exposure or any Commitment hereunder, the Borrower covenants and agrees that:

Section 6.01 Liens on Principal Facilities. (a) The Borrower will not, nor will it permit any Restricted Subsidiary to, create, incur, issue, assume or Guarantee any Funded Debt secured by any Lien on any Principal Facility or on any shares of stock or Funded Debt of any Restricted Subsidiary (such shares of stock or Funded Debt of any Restricted Subsidiary being called “Restricted Securities”), without effectively providing that the Loans (together with, if the Borrower shall so determine, any other Funded Debt of the Borrower or such Restricted Subsidiary then existing or thereafter created ranking equally with the Loans) shall be secured equally and ratably with (or prior to) such secured Funded Debt so long as such secured Funded Debt shall be so secured; provided, however, that the foregoing obligations shall not apply to, and there shall be excluded from secured Funded Debt in any computation under this Section, Funded Debt secured by:

(ii) Liens on any Property of, or on any shares of stock or Funded Debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary;

(iii) Liens in favor of the Borrower or any Restricted Subsidiary;

(iv) Liens in favor of any government body to secure partial, progress, advance or other payments or other obligations, pursuant to any contract or statute or to secure any Funded Debt incurred for the purpose of financing all or any part of the cost of acquiring, constructing or improving the Property subject to such Liens, including, without limitation, Liens to secure pollution control or industrial revenue Funded Debt or obligations;

(v) Liens on any Principal Facility or Restricted Securities (a) existing at the time of acquisition thereof (including acquisition through merger or consolidation) or (b) securing the payment of all or any part of the purchase price or construction cost thereof or securing any Funded Debt (or the portion thereof) incurred prior to, at the time of or within 120 days after the acquisition of such Principal Facility or Restricted Securities or the completion of any such construction or the commencement of the commercial operation thereof, whichever is later, for the purpose of financing all or any part of the purchase price or construction cost thereof, provided that such Liens are limited to such Principal Facility, any such Restricted Securities and any other property or assets not then constituting a Principal Facility or Restricted Securities;

(vi) Liens on any Principal Facility to secure all or any part of the cost of alteration, repair or improvement of all or any part of such Principal Facility, or to secure any Funded Debt (or the portion thereof) incurred prior to, at the time of or within one-hundred twenty (120) days after the completion of such alteration, repair or improvement, whichever is later, for the purpose of financing all or any part of such cost (provided such Liens are limited to such Principal Facility and any other Property not then constituting a Principal Facility or Restricted Securities);

(vii) Liens made by any Subsidiary in connection with a Permitted Securitization; or

(viii) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Lien referred to in the foregoing clauses (i) to (vi), inclusive; provided that, with respect to any Lien referred to in the foregoing clauses (i) to (vi), inclusive, that such extension, renewal or replacement Lien shall be limited to all or a part of the same Principal Facilities or Restricted Securities that secured the Lien extended, renewed or replaced (plus any other Property not then constituting a Principal Facility or Restricted Securities) and that the amount of Funded Debt secured thereby shall not exceed the amount of Funded Debt so secured at the time of such extension, renewal or replacement.

(b) Notwithstanding the provisions of paragraph (a) of this Section, the Borrower may, and may permit any Restricted Subsidiary to, create, incur, issue, assume or Guarantee Funded Debt secured by a Lien not excepted by clauses (i) through (vii) of paragraph (a) above without equally and ratably securing the Loans; provided, however, that the aggregate principal amount of all secured Funded Debt incurred pursuant to the provisions of this paragraph (b) then outstanding, plus the aggregate principal amount of the Funded Debt then being created, incurred, issued, assumed, or Guaranteed and the aggregate amount of the Attributable Debt in respect of sale and leaseback transactions in respect of Principal Facilities shall not exceed 15% of Consolidated Net Tangible Assets.

(c) Funded Debt created by the Borrower or any Restricted Subsidiary shall not be cumulated with a Guarantee of the same Funded Debt by the Borrower or any other Restricted Subsidiary for the same financial obligation.

Section 6.02 Mergers, Consolidations and Sales of Assets. (a) Except as permitted in the next sentence, the Borrower will not (x) consolidate or merge with or into any other Person or liquidate, wind up or dissolve (or suffer any liquidation or dissolution) or (y) sell, lease or otherwise transfer (in one transaction or a series of transactions) all or substantially all of its Property to any other Person. Notwithstanding the restrictions set out in the previous sentence (i) the Borrower may merge with another Person if (A) the Borrower is the corporation surviving such merger and (B) immediately after giving effect to such merger, no Event of Default shall have occurred and be continuing, (ii) the Borrower may undertake any transactions to accomplish any dispositions required to obtain regulatory approval of any acquisition after the Effective Date and (iii) the Borrower may (I) be wholly acquired by, or may be merged into, another Person or (II) sell all or substantially all of its assets, in each case so long as, (A) prior to or concurrently with the consummation of such transaction, the acquiring Person executes and/or delivers such assumption agreements, corporate resolutions, legal opinions and similar documents as the Administrative Agent reasonably requests and (B) the Borrower complies with the Change of Control procedures and requirements set forth in Section 2.08(d).

(b) The Administrative Agent shall be entitled to receive, as conclusive evidence, a certificate of an executive officer of the Borrower confirming that any sale, lease or other transfer and any assumption permitted or required by this Section complies with the provisions of this Section.

Section 6.03 [Reserved].

Section 6.04 Use of Proceeds. The Borrower will not request any Borrowing, and the Borrower and its Subsidiaries shall not use, and the Borrower shall use reasonable best efforts to ensure that the directors, officers, employees and agents of the Borrower and its Subsidiaries shall not use, the proceeds of any Borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case except to the extent permitted by Sanctions or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE 7

EVENTS OF DEFAULT

Section 7.01 Events of Default. If one or more of the following events (herein called “Events of Default”) shall occur and be continuing:

(b) (ii) the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof or (ii) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (i) of this clause) payable under this Agreement or under any other Loan Document when due in accordance with the terms hereof, and such failure referred to in this clause (ii) shall continue unremedied for a period of three (3) or more Business Days;

(c) (ii) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02 or (with respect to legal existence) 5.03 or in Article 6 or (ii) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a) or (b)(i) of this Article 7), and such failure referred to in this clause (ii) shall continue unremedied for a period of 30 or more days;

(d) any representation or warranty made or deemed made by or on behalf of the Borrower in this Agreement or in any other Loan Document or in any amendment or modification hereof or thereof, or in any report, certificate, document or financial or other statement required to be furnished or filed at any time under Article 3, Section 5.01 or 5.02 of this Agreement or any other Loan Document or any such amendment or modification, shall prove to have been incorrect or misleading in any material respect on or as of the date made or deemed made;

(e) (ii) the Borrower or any of its Significant Subsidiaries shall commence any case, proceeding or other action (x) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts or (y) seeking appointment of a receiver, trustee, custodian, conservator or similar official for it or for all or any substantial part of its Property, or the Borrower or any such Significant Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any such Significant Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which results in the entry of an order for relief or any such adjudication or appointment, or remains undismissed, undischarged or unbonded for a period of sixty (60) or more days; or (iii) there shall be commenced against the Borrower or any such Significant Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its Property which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) the Borrower or any such Significant Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any of the acts referred to in clauses (i), (ii) or (iii) above; or (v) the Borrower or any such Significant Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(f) an ERISA Event shall occur that, when taken together with any other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect;

(g) one or more judgments or orders for the payment of money in an aggregate amount of $350,000,000 or more shall be entered against the Borrower or any of its Significant Subsidiaries or any combination thereof and the same shall remain undischarged for a period of thirty (30) or more consecutive days during which execution shall not be effectively stayed or vacated; provided that any such judgment shall not be an Event of Default under this clause (f) if and to the extent that (i) the amount of such judgment is covered by a valid and binding policy of insurance between the defendant and the insurer and (ii) such insurer has been notified of, and has not disputed in writing, the claim (or the amount of the claim) made for payment of such judgment; or

(h) the Borrower or any of its Subsidiaries shall default (x) in any payment of principal of or interest on any other Indebtedness the principal amount of which is $350,000,000 or more, in the aggregate for the Credit Group, beyond any period of grace (if any) provided in the agreement or instrument creating or evidencing such Indebtedness, or (y) in the performance or observance of any other agreement, term or condition contained in any such agreement or instrument, or any event of default or other event shall occur, if the effect of such default, event of default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be redeemed, repurchased or mandatorily prepaid, prior to its stated maturity;

THEREUPON: (1) in the case of an Event of Default other than an Event of Default of the kind referred to in clause (d) of this Article 7 with respect to the Borrower, the Administrative Agent (A) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, cancel the Commitments and/or (B) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the principal amount of, and the accrued interest on, the Loans then outstanding and all other amounts payable by the Borrower hereunder and under the Notes (if any) to be forthwith due and payable all without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower (except as expressly provided in this Article 7); and (2) in the case of the occurrence of an Event of Default of the kind referred to in paragraph (d) of this Article 7 with respect to the Borrower, the Commitments shall be automatically cancelled and the principal amount of, and the accrued interest on, the Loans then outstanding and all other amounts payable by the Borrower hereunder and under the Notes shall become automatically due and payable all without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower (except as expressly provided in this Article 7).

ARTICLE 8

THE ADMINISTRATIVE AGENT

Section 8.01 Authorization and Action. (a) Each Lender hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent under the Loan Documents and each Lender authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b) As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i) the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby;

(ii) nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account;

(d) The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e) No Joint Lead Arranger shall have any obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f) In case of the pendency of any proceeding with respect to the Borrower under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.11, 2.12, 2.14, 2.16 and 9.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

(g) The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions.

Section 8.02 Administrative Agent’s Reliance, Limitation of Liability, Etc. (a) Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of the Borrower to perform its obligations hereunder or thereunder.

(b) The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof (stating that it is a “notice under Section 5.02” in respect of this Agreement and identifying the specific clause under said Section) is given to the Administrative Agent by the Borrower, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default”

or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower or a Lender. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.

(c) Without limiting the foregoing, the Administrative Agent (i) shall treat the payee of any promissory note recorded in the Register as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) shall rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of the Borrower in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Loan and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Section 8.03 Posting of Communications. (a) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY JOINT LEAD ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d) Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e) Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f) Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 8.04 The Administrative Agent Individually. With respect to its Commitment and Loans, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders.

Section 8.05 Successor Administrative Agent. (a) The Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Lenders and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be approved by the Borrower (such approval (x) not to be unreasonably withheld, delayed or conditioned and (y) not to be required following the occurrence and during the continuance of an Event of Default; provided that during the continuance of an Event of Default, such appointment shall be made in consultation with the Borrower). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b) Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 8.06 Acknowledgements of Lenders. (a) Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

(c) (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof) (provided that, without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent may not make any such demand under this clause (c)(i) with respect to a Payment unless such demand is made within ninety (90) days of the date of receipt of such Payment by the applicable Lender), such Lender shall promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.06(c) shall be conclusive, absent manifest error.

(ii) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii) The Borrower hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by the Borrower, except to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of satisfying an obligation owed by the Borrower under the Loan Documents.

(iv) Each party’s obligations under this Section 8.06(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE 9

MISCELLANEOUS

Section 9.01 Notices. (a) All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission or similar writing) and shall be given to such party: (i) in the case of the Borrower at its address or facsimile number set forth below, (ii) in the case of the Administrative Agent, at its address or facsimile number set forth below, (iii) in the case of any Lender, at its address or facsimile number set forth in its Administrative Questionnaire or (iv) in the case of any party, such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower. Each such notice, request or other communication shall be effective (x) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 9.01 and the appropriate answerback is received (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient), (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section 9.01; provided that notices to the Administrative Agent under Article 2 shall not be effective until received.

Borrower’s Address:

Merck & Co., Inc.

Attention: Mark Walker

Assistant Treasurer

126 East Lincoln Avenue

Rahway, NJ 07065

Email: mark_walker@merck.com

Copy to:

Fried, Frank, Harris, Shriver & Jacobson, LLP

Attention: Mark S. Hayek, Esq.

One New York Plaza

New York, NY 10004

Fax: (212) 859-4000

Email: Mark.Hayek@friedfrank.com

Administrative Agent’s Address:

Citibank, N.A.

One Penns Way

Ops II, Floor 2

New Castle, DE 19720

Attention: Agency Operations

Email: usagencyservicing@citi.com

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Section 9.02 Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender may have had notice or knowledge of such Default at the time.

(b) No Loan Document (other than the Fee Letter) nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan, or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other amounts payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) subordinate or have the effect of subordinating the obligations under the Loan Documents to any other obligations of the Borrower, except as expressly permitted under this Agreement as of the Effective Date, without the written consent of each Lender, or (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, including Section 2.19(b), without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent; and provided further that the Administrative Agent may, with the written consent of the Borrower but without the consent of any other party to this Agreement, amend, modify or supplement the Loan Documents to cure any ambiguity, omission, mistake, typographical error, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender.

Section 9.03 Expenses; Limitation of Liability; Indemnity; Etc.. (a) Expenses. The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) [reserved] and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 9.03, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided that the Borrower shall not be required to reimburse the legal fees and expenses of more than one outside counsel (in addition to any special counsel and up to one local counsel in each applicable local jurisdiction) for all Persons indemnified under this clause (a) unless, in the written opinion of outside counsel reasonably satisfactory to the Borrower and the Administrative Agent, (x) representation of all such indemnified persons would be inappropriate due to the existence of an actual or potential conflict of interest or (y) the Administrative Agent and/or any such Lender are reasonably likely to have legal defenses available to it that are different from or additional to those available to the other indemnified persons.

(b) Limitation of Liability. To the extent permitted by applicable law (i) in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment, the Borrower shall not assert, and the Borrower hereby waives, any claim against the Administrative Agent, any Joint Lead Arranger and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by unintended recipients of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof; provided that, nothing in this Section 9.03(b) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(c) Indemnity. The Borrower shall indemnify the Administrative Agent, each Joint Lead Arranger and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee (limited to one primary counsel, one local counsel in each relevant jurisdiction and, solely in the case of an actual or perceived conflict of interest, one additional counsel to each group of affected Indemnitees that are similarly situated, taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, (ii) the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (iii) any Loan or the use of the proceeds therefrom, (iv) any actual or alleged presence or release of Hazardous Materials on or from any property owned, leased or operated by any member of the Credit Group, or any Environmental Liability related in any way to any member of the Credit Group, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by the Borrower or its equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent (A) that such Liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other member of the Credit Group against any Indemnitee for material breach of such Indemnitee’s express obligations hereunder (including, for the avoidance of doubt, any failure by such Indemnitee to comply with its obligation to fund any portion of its Loans as required hereby) or under any other Loan Document, if the Borrower or such other member of the Credit Group has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (B) any settlement with respect to such Liabilities or related expenses is entered into by such Indemnitee without Borrower’s written consent (such consent not to be unreasonably withheld, delayed or conditioned), unless such settlement (x) includes an unconditional release of such Indemnitee from all Liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnitee or any injunctive relief or other non-monetary remedy. The Borrower acknowledges that any failure to comply with its obligations under the preceding sentence may cause irreparable harm to the Indemnitees. This Section 9.03(c) shall not apply with respect to Taxes other than any Taxes that represent Liabilities arising from any non-Tax claim.

(d) Lender Reimbursement. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a), (b) or (c) of this Section 9.03, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified Liability was incurred by or asserted against the Administrative Agent in its capacity as such; and provided further that any such payment by any Lender shall not affect the Borrower’s obligations pursuant to paragraph (a), (b) or (c) of this Section.

(e) All amounts due under this Section shall be payable promptly after written demand therefor, such demand to be in reasonable detail setting forth the basis for and method of calculation of such amounts.

Section 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder (other than as permitted by Section 6.02(a)) without the prior written consent of each Lender

(and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) [reserved]; and

(C) the Administrative Agent.

(ii) Assignments shall be subject to the following additional conditions:

(A) each assignment shall be to an Eligible Assignee;

(B) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 (or an integral multiple of $1,000,000 in excess thereof) unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(C) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(D) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with (except in the case of an assignment by a Lender to an Affiliate of such Lender) a processing and recordation fee of $3,500; and

(E) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Group) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.04.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, the Commitment of, and the principal amount (and stated interest) of the Loans owing to each Lender (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.06(b), 2.17(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other entities (other than the Borrower or any Affiliate of the Borrower) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.

(iii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except that each Lender shall disclose the Participant Register to the Borrower, the Administrative Agent and any other Person to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to the Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative

Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06 Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Borrower, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this

Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 9.07 Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08 Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and the other Loan Documents shall be construed in accordance with and governed by the law of the State of New York. Notwithstanding the preceding sentence, interpretation of the provisions of the Project Thailand Transaction Agreement (including with respect to the satisfaction of the conditions contained therein, whether the Project Thailand Transaction has been consummated as contemplated by the Project Thailand Transaction Agreement, any interpretation of Company Material Adverse Effect, any determination of whether a Company Material Adverse Effect has occurred and whether any Specified Transaction Agreement Representations are accurate shall be construed in accordance with the laws of the State of Delaware.

(b) Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Lender relating to this Agreement, any other Loan Document or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.

(c) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(d) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (c) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners (it being understood that such self-regulatory authority will be informed of the confidential nature of such Information); provided that, except with respect to any audit or examination conducted by bank accountants or by any governmental bank regulatory authority exercising examination or regulatory authority, the Administrative Agent or such Lender, as applicable, shall use reasonable efforts to promptly notify the Borrower of such disclosure (unless such disclosure is not legally permissible), (c) (i) to the extent required by applicable laws or regulations or by any subpoena or similar legal process or (ii) in connection with any pledge or assignment permitted under Section 9.04(d), it being understood that, in the case of this subclause (ii), the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction, or any actual or prospective credit insurance provider, relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or (i) in consultation with the Borrower, to any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder, the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder (it being understood that such rating agency, the CUSIP Service Bureau and/or such similar agency, as the case may be, will be informed of the confidential nature of such Information and instructed to keep such Information confidential). For the purposes of this Section 9.12, “Information” means all information received from the Borrower relating to the Credit Group or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. In addition, the Administrative Agent and the Lenders may disclose this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, nothing in this Section 9.12 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 9.12 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

Section 9.13 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and the Beneficial Ownership Regulation hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act and Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address and tax identification number of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the PATRIOT Act and Beneficial Ownership Regulation.

Section 9.14 No Fiduciary Duty. (a) The Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Credit Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to the Borrower with respect thereto.

(b) The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c) In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. The Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.

Section 9.15 Acknowledgement and Consent to Bail-in of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.16 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

Section 9.17 Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84- 14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c) The Administrative Agent hereby informs the Lenders that it is not undertaking to provide investment advice or to give advice in a fiduciary capacity in connection with the transactions contemplated hereby, and that it has a financial interest in the transactions contemplated hereby in that it or one of its Affiliates (i) may receive interest or other payments with respect to the Loans, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 9.18 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MERCK & CO., INC.

By:	/s/ Melissa Leonard
Name: Melissa Leonard
Title: Senior Vice President and Treasurer

[Signature Page to Merck DDTL Credit Agreement (2026)]

CITIBANK, N.A., as a Lender and as Administrative Agent

By:	/s/ Richard Rivera
Name: Richard Rivera
Title: Vice President

[Signature Page to Merck DDTL Credit Agreement (2026)]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Darren Merten
Name: Darren Merten
Title: Managing Director

[Signature Page to Merck DDTL Credit Agreement (2026)]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Mehreen Gaffar
Name: Mehreen Gaffar
Title: Vice President

[Signature Page to Merck DDTL Credit Agreement (2026)]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

[Signature Page to Merck DDTL Credit Agreement (2026)]

SCHEDULE 2.01

Commitments

LENDER	AMOUNT OF COMMITMENT (US$)
Citibank, N.A.	$1,500,000,000
Bank of America, N.A.	$1,500,000,000
JPMorgan Chase Bank, N.A.	$1,500,000,000
Goldman Sachs Bank USA	$1,500,000,000

TOTAL	$6,000,000,000

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:______________________________

2. Assignee:______________________________

[and is an Affiliate/Approved Fund of [identify Lender]2]

3. Borrower: Merck & Co., Inc.

4. Administrative Agent: Citibank, N.A., as the administrative agent under the Credit Agreement

5. Credit Agreement: The Credit Agreement dated as of April 1, 2026 among Merck & Co., Inc., the Lenders parties thereto, and Citibank, N.A., as Administrative Agent.

6. Assigned Interest:

[2]	Select as applicable.

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]
	$	$		%
	$	$		%
	$	$		%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Consented to and Accepted:

CITIBANK, N.A., as Administrative Agent

By:
Title:

[Consented to:][4]

[MERCK & CO. INC.]

By:
Title:

[4]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is an Eligible Assignee and satisfies the other requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

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EXHIBIT B

[Form of Borrowing Request]

NOTICE OF BORROWING1

Citibank, N.A.,

as Administrative Agent

for the Lenders referred to below,

One Penns Way

Ops II, Floor 2

New Castle, DE 19720

Attention: Agency Operations

Email: usagencyservicing@citi.com

[Date]

Ladies and Gentlemen:

We refer to the Credit Agreement dated as of April 1, 2026 (the “Credit Agreement”; capitalized terms that are used herein but not otherwise defined herein shall have the meaning ascribed to them in the Credit Agreement) among the undersigned, certain lenders party thereto and Citibank, N.A., as Administrative Agent, and hereby give you notice pursuant to Section 2.03 of the Credit Agreement as follows:

Principal Amount[2]:
Date of the Borrowing[3]:
Type[4]:
Initial Interest Period[5]:
Borrower Information[6]:

[1]

This letter shall be delivered no later than (x) in the case of an ABR Borrowing, not later than 11:00 a.m. (New York City time) on the date of such Borrowing, and (y) in the case of a Term Benchmark Borrowing, not later than 11:00 a.m. (New York City time) on the date three (3) U.S. Government Securities Business Days before the date of such Borrowing.

[2]

Such amounts shall be (x) in the case of an ABR Borrowing, in an aggregate amount of $1,000,000 or an integral multiple of $100,000 in excess thereof and (y) in the case of a Term Benchmark Borrowing, in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

[3]	On any Business Day.
[4]	Either, “ABR Borrowing” or “ Term Benchmark Borrowing.”
[5]	Only for Term Benchmark Borrowings.
[6]	The location and number of the Borrower’s account to which funds are to be disbursed.

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Very truly yours,

MERCK & CO., INC.

By:
Name:
Title:

EXHIBIT C

[Form of Interest Election Request]

NOTICE OF INTEREST ELECTION1

Citibank, N.A.,

as Administrative Agent

for the Lenders referred to below,

One Penns Way

Ops II, Floor 2

New Castle, DE 19720

Attention: Agency Operations

Email: usagencyservicing@citi.com

[Date]

Ladies and Gentlemen:

We refer to the Credit Agreement dated as of April 1, 2026 (the “Credit Agreement” capitalized terms that are used herein but not otherwise defined herein shall have the meaning ascribed to them in the Credit Agreement) among the undersigned, certain lenders party thereto and Citibank, N.A., as Administrative Agent, and hereby give you notice pursuant to Section 2.07 of the Credit Agreement as follows:

Applicable Borrowing[2]:
Effective Date[3]:
Type[4]:
Applicable Interest Period[5]:

[1]

This letter shall be delivered no later than (x) in the case of an ABR Borrowing, not later than 11:00 a.m. (New York City time) on the date of such Borrowing, and (y) in the case of a Term Benchmark Borrowing, not later than 11:00 a.m. (New York City time) on the date three (3) U.S. Government Securities Business Days before the date of such Borrowing.

[2]

The Borrowing to which this Interest Election Request applies and, if different options are being elected with respect to different portions of the Borrowing, the portions thereof to be allocated to each resulting Borrowing (in which case the Type and applicable Interest Period shall be specified for each resulting Borrowing).

[3]	The effective date of the election made pursuant to this Interest Election Request, which shall be a Business Day.
[4]	Whether the resulting Borrowing is to be an ABR Borrowing or Term Benchmark Borrowing (or, solely to the extent applicable pursuant to Section 2.13, RFR Borrowing).
[5]	Only for Term Benchmark Borrowings.

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Very truly yours,

MERCK & CO., INC.

By:
Name:
Title:

EXHIBIT D

Form of Section 2.16(e) Certificate

CERTIFICATE

Reference is made to the Credit Agreement dated as of April 1, 2026 (as from time to time amended, the “Credit Agreement”) among Merck & Co., Inc., certain lenders parties thereto and Citibank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”). Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement. Pursuant to Section 2.16(e) of the Credit Agreement, [name of Foreign Lender] (the “Lender”) hereby certifies that:

1.	The Lender is the sole record and beneficial owner of the interest in the Loans and Commitments (the “Interest”) in respect of which it is providing this certificate.

2.

The Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Code, including that the Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.

3.

The Lender meets all of the requirements under Section 871(h) or 881(c) of the Code and the U.S. Treasury regulations thereunder to be eligible for a complete exemption from withholding of United States federal income tax on interest payments made to it under the Loan Documents, including without limitation, that it is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and amounts received by it pursuant to the Loan Documents are not effectively connected with its conduct of a trade or business in the United States.

4.	The Lender shall promptly notify the Borrower and the Administrative Agent in writing if any of the certifications made herein are no longer true and correct.

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IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF FOREIGN LENDER]

By:
Name:
Title:

Date:

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